CHARLES W. LUTTER, JR.
                          ATTORNEY AND COUNSELOR AT LAW
                                 103 Canyon Oaks
                           San Antonio, TX 78232-1305
                                 (210) 495-5438
                               Fax (210) 496-1631

                                 April 30, 2001

Board of Trustees
Declaration Fund.
555 North Lane, Suite 6160
Conshohocken, PA  19428

Re:  Declaration Fund - Legal Opinion concerning the Water Fund

Dear Sirs:

I have been asked to provide this legal opinion and consent so that Declaration Fund (the "Trust") may have a current opinion to complete post-effective amendment No. 36 (the "PEA") to its registration statement on Form N-1A.

I have considered, among other things, the Trust's registration statement, trust documents, the February 23, 1999 legal opinion of David D. Jones previously filed as an exhibit to the Trust's registration statement, and copies of actions of the Trustees as furnished by the Trust.

Based on my review, I am of the opinion that shares of beneficial interest in the Water Fund series of the Trust are duly authorized and when purchased and paid for as described in the Trust's registration statement, will be validly issued, fully paid and non-assessable.

I am delivering this letter to the Trust and no person other than the Trust may rely on it.

I hereby consent to the filing of this opinion of counsel as an exhibit to the PEA.

Sincerely,


Charles W. Lutter, Jr.